Exhibit 99.2

            Comments for Third Quarter 2006 Earnings Conference Call
                            Friday, November 3, 2006
                                  10:30AM (EST)


Dial In #: 800-289-0518             International Dial In #: 913-981-5542

Introduction (G. Laskaris)

 Note: Conference Call Host will read the Disclaimer.

-    Welcome to KeySpan's Third Quarter 2006 Earnings Conference Call.

- A copy of our Earnings Press Release is available on our web site if you have not already received an email or fax copy. Our 10-Q was also filed with the SEC this morning.

-    Our conference call format today is as follows:

- Bob Catell, KeySpan's Chairman of the Board and CEO, will open and close the call with comments on earnings and an update on recent developments.

- Bob Fani, KeySpan's President and Chief Operating Officer, will provide an operational update on our regulated and unregulated operations.

- Gerry Luterman, Chief Financial Officer and Executive Vice President, will follow with a discussion of our financial results.

-    And we will take questions at the end of the call.

- Also with us today are Wally Parker, President of our Energy Delivery and Customer Relationship Group, and Steve Zelkowitz, President of our Energy Assets and Supply Group, as well as other officers and members of our Finance Team.

- An online webcast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

-    And now, our Chairman and CEO, Bob Catell.

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Strategic Overview  (R.B. Catell)

Thank you, George, and good morning. Before I address the financial results, I would like to provide an update on the progress of our transaction with National Grid. On October 20th, I am pleased to report we received approval on our transaction from the Federal Energy Regulatory Commission or FERC. FERC found our transaction to be consistent with all their rules and policies. In addition FERC addressed the ownership of generation indicating that "The combination of the electric generation resources is not likely to harm competition in any relevant energy market." This order is another step in the process of gaining regulatory approval for this transaction.

I reported last quarter that we filed with the New York State Public Service Commission on July 20th, seeking approval of the merger along with a ten year rate plan. On October 2nd, National Grid and KeySpan filed supplemental testimony and revised tariffs with the Commission to further support the joint petition filed in July. These filings set forth more fully the needs of KeySpan's New York gas utilities for stand alone rate relief absent the transaction. These revised tariffs will allow the Commission to evaluate our New York City and Long Island utilities' need for rate relief on a stand alone basis, so that they can be compared to the benefits of the merger and rate plan filed in July. The proposed merger will provide gas customers in New York with over $500 million in savings. Rates would need to increase significantly without this transaction.

In addition, we filed for approval of the transaction with the New Hampshire Public Utility Commission. We also filed for and received approval for a change of control of KeySpan Communications Corp., which operates in New Jersey, with the State of New Jersey Board of Public Utilities.


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On August 17th our shareholders overwhelmingly approved the transaction.

We have now received all the necessary federal approvals for this transaction. In the coming months, we will continue to process our applications with the state commissions in order to receive their approvals for this transaction. We look forward to closing on the transaction in the middle of 2007.

In terms of the third quarter results, we reported strong earnings of $0.29 per share for 2006, as compared to $0.13 per share for 2005. These favorable results are primarily driven by lower operating and maintenance costs. Year-to-date, earnings were higher at $1.76 per share compared to $1.62 per share. These results reflect higher operating income in our electric and energy services segments as well as lower financing and tax expenses resulting from tax settlements with New York City and the IRS received in the second quarter.

I am pleased to report that despite a warm heating season this year and high gas prices, we continued to organically grow our gas business as our growth model for adding new gas customers has continued to perform well. Bob Fani will discuss the results shortly.

We also continued to maintain our strong financial position which is reflected by a debt to total capitalization ratio of 48% and strong cash flows. This financial strength helps support our dividend, which was increased to $1.86 per share this year.



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And now an update on other items:

- With respect to our new investments and projects, we continued to make progress in the regulatory approval process for our new pipeline projects, Millennium and Islander East, which will further diversify gas supply in the Northeast and should help stabilize prices.

- Our Islander East project, which will carry additional gas from Connecticut to Long Island, recently received a favorable ruling from the Federal Appeals Court. This project has received all necessary federal approvals and is being held up by the denial of a water quality permit by the Connecticut Department of Environmental Protection, or DEP. The Court ruling found that the Connecticut DEP denial of the water quality certificate was not supported by the record and was directed to provide support for their position or approve the permit. We will continue our efforts to build this project to meet the growing demand for natural gas.

- In terms of our Millenium project, which will transport gas from upstate to downstate New York, FERC issued its Final Supplemental Environmental Impact Statement on October 13th. We expect the Commission to rule on the certificate application for the project in the near future.

-    Both of these projects are expected in service in 2008.




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-    And we are pleased that the Massachusetts  regulators  approved an increase of approximately $9 million for Boston service territory under our current rate agreement as well as an additional $12 million to cover the gas commodity cost related to bad debt. Both of these increases were effective November 1st.

At this time, I will turn the discussion over to Bob Fani who will review our operations.


Operational Update - (R.J. Fani) Thank you, Bob, and good morning.

In terms of operating income, results for the third quarter increased by 32% to $136 million, compared to $103 million last year. The primary driver of these results was lower operating expenses in the gas distribution segment. Lower electric results reflect lower earnings at Ravenswood due to increased competition, partially offset by higher LIPA revenues and the gain on the financial capacity swap which became effective in the second quarter.

Year-to-date operating income results decreased $12 million to $632 million compared to $645 million in 2005, driven predominantly by the extremely warm weather experienced in the first quarter which impacted our gas distribution segment and lower results in our Energy Investments segment. This was partially offset by the electric segment, which benefited from the gain on the capacity swap. I am also pleased to report that Energy Services benefited from increased profitability for both quarter and year-to- date periods.



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Looking now at the details behind the individual business segments, I would like to start with the gas distribution business, which as you know serves our New York City, Long Island and New England regions.

As anticipated, this segment reported a normal seasonal operating loss of approximately $11 million for the third quarter, an improvement of $35 million as compared to the loss of $46 million last year. The quarter benefited from lower operating expenses of $31 million, primarily from a lower provision for uncollectibles of $16 million, and a lower depreciation expense of $11 million, primarily from a one time adjustment.

Year-to-date results of $365 million were $12 million or 3% lower than last year. These results continue to reflect the extremely warm weather experienced in our primary heating season, which was 15% warmer than last year as well as the impact of a high gas price environment.

However, I am pleased to note that even with the impact of weather and higher gas prices, we continued to achieve strong organic growth as we added customers in all of our service territories. For the first nine months of the year we completed approximately 30,000 gas installations, that will add approximately $30 million in new gross profit margin from new gas equipment additions and conversions. This puts us on target to achieve our year end goal of approximately $50 million in new gross profit margin.

This continued growth reflects the strong fundamentals of the gas business with opportunities across all our service territories.





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In terms of the details of revenues and expenses for the nine month period;  Net revenues were $29 million lower compared to last year, due to the warm first quarter and gas prices which were 20% higher than last year, resulting in lower usage per customer. The lower net revenue includes the following items:



o $44 million lower firm gas revenues, as the favorable impact of load growth additions was more than offset by declining usage per customer,

o which was partially offset by $15 million in higher net revenues in our large volume heating and interruptible markets.

o These results include the positive impact of $25 million from the weather normalization adjustments for our New York and Long Island service territories.

The decrease in net revenues was partially offset by a decrease in operating expenses of $17 million, primarily associated with a lower provision for uncollectibles of $14 million (resulting from the Boston Gas order received last year which allows us to recover the gas cost component of bad debt expense) and a lower depreciation expense of $8 million, primarily from a one time adjustment.

We anticipate having enough gas supply to meet the gas load demand in our service territories for this coming heating season. Our gas storage was 100% full at the start of the heating season. As in the past, with our strategy of having this gas in storage and the financial derivatives we have in place for a major portion of our pipeline gas, we have hedged the price of approximately two thirds of our gas supply, which should help limit the bill increases to our customers to less than 5%, based on a normal winter.





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Moving to the Electric Services business... which provides generation to the New
York City and Long Island load pockets and manages the Long Island Power Authority's transmission and distribution system under long-term contracts.

For this segment, third quarter operating income decreased by $5 million to $144 million, compared to $149 million last year. These results primarily reflect the anticipated decrease in net revenues of $50 million from the Ravenswood generating plant as a result of lower energy and capacity margins, primarily due to additional capacity installed in New York City in 2006. Capacity revenues were down $27 million and energy margins were lower by $23 million. The decrease in energy margins reflects a 10% decrease in realized spark spreads, which includes our hedging activity, and a 27% decrease in the level of energy sold due to increased competition and weather, which was 25% cooler than last year. In addition, operating expenses increased $4 million, primarily associated with higher employee benefit expenses.

Offsetting this decrease was a net increase in LIPA revenues of $24 million, which are primarily timing in nature as well as a gain of $27 million recognized from the capacity swap

On a year-to-date basis, operating income increased $5 million to $271 million compared to $266 million for the same period last year, primarily due to the $44 million gain from the capacity swap. In addition, we realized higher net revenues of $5 million from the LIPA contracts and $4 million associated with our electric marketing activities. Operating expenses also decreased by $4 million due to lower overhaul costs at Ravenswood.




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Offsetting  this  increase  were  lower  net  revenues  of  $52  million  at the
Ravenswood plant reflecting lower capacity revenues of $61 million, partially offset by increased energy margins of $10 million. The increase in energy margins, which was primarily realized in the first quarter, benefited from the dual fuel nature of the Ravenswood plant and our continued hedging strategy of locking in attractive energy prices in the New York City energy market.

Turning to Energy Investments...

.... which is comprised of the Company's complementary investments in natural gas pipelines, storage, and other energy-related projects, as well as our Seneca Upshur gas exploration and production operations in West Virginia. This segment reported operating income of $5 million for the third quarter, similar to last year. For the nine month period, operating income was $11 million compared $17 million last year. The primary driver of these results is reduced earnings from our interest in the Iroquois Pipeline System, due to the benefit of a positive court settlement in 2005 relating to a defaulted supply contract.

Moving now to Energy Services...

which provides energy related services and products to homes and businesses in the New York City and Boston metropolitan areas. I am very pleased with the performance of this segment which is ahead of Company expectations for the quarter and year-to-date. Higher operating income for the third quarter of $3 million, compares to a loss of $1 million last year. Year-to-date results are similar with operating income of $5 million compared to a loss of $7 million last year. This enhanced performance reflects higher gross profit and operating margin in the engineering division and appliance service businesses as well as lower expenses.





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At this point, I will turn it over to Gerry for a more detailed financial review of our results.

Financial Update    (G. Luterman)

Thanks, Bob, and good morning. The company's financial performance and position continues to remain very strong.

In this context, during this quarter, we continued to strengthen our financial position and balance sheet. Our long term debt stands at $3.9 billion, resulting in a debt to total capitalization of approximately 48%, compared to 49% for the same period last year, supporting our `A' quality credit ratings. This provides us with liquidity and excellent access to the capital markets.

Even though interest rates are on the rise, I am pleased to report that we were able to maintain interest expense flat at $67 million compared to the similar period last year. This is a direct result of the success of KeySpan's refinancing program over the past several years where we have replaced some of our higher cost debt at lower rates. We currently have approximately 90% of our debt at fixed rates, limiting our exposure to the potential of rising interest rates.

Along these lines, we should note KeySpan plans to issue $500 million in new fixed rate debt at the New York City and Long Island gas utility level in the fourth quarter to basically replace short term floating debt. This will be used for general working capital needs. These securities, which will be issued in the Private Placement Market, where they commanded a very high level of attraction,



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have been  priced at a very  favorable  rate of 5.55%  with 10 year  maturities.
These securities will not be registered under the securities laws. This issuance will further strengthen our fixed to floating position discussed earlier.


It should be noted that our 3 and 9 month results of $0.29 per share and $1.76 per share, respectively, include the normal costs associated with the acquisition and ongoing integration efforts which on a year-to-date basis amount to approximately $20 million pre tax of external costs.

Turning now to cash flow and capital expenditures.

I am pleased to report that cash flow from operations for the first nine months increased by approximately $436 million compared to the same period last year. This reflects the favorable working capital performance primarily driven by the receipt of customer payments associated with this year's winter season and lower gas prices than last year. In addition, our income tax payments were $74 million lower than last year, primarily due to more favorable UNICAP requirements.

Capital expenditures of $378 million for the year-to-date period are similar to last year's value of $372 million. This small increase reflects an increase in the gas distribution segment, due to the timing of capital main and service work, as well as upgrade work to our New York LNG facility. We remain on target to achieve the same level of capital expense as last year of approximately $550 million, as we continue our focus on capital efficiency.







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And  lastly,  but  importantly,  the  Company's  Board of  Directors  declared a quarterly common stock dividend of $0.465 per share, which was paid on August 1, 2006, to shareholders of record at the close of business on July 12, 2006. This dividend currently provides a yield to our shareholders of approximately 4.5%

I will now turn it back to Bob for some closing comments


Closing Comments  (R.B. Catell)

Thank you, Gerry, for the financial update.

We remain focused on the organic growth in our service territories and running our low risk businesses with the most efficient use of our expense and capital resources. We are extremely pleased with the reliability of both our gas and electric businesses as they continue to meet the gas and electric peak demands of our customers. We are pleased with recent approvals received on our transaction with National Grid and will work diligently with the state regulators to receive the remaining approvals required to complete our transaction. We look forward to becoming part of the National Grid family in mid-2007.

Thank you, and we would now be glad to take your questions.






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